Exhibit 99.2

Edesa Biotech Increases Previously Announced Bought Deal Offering of Common Shares to $10.0 Million

TORONTO, ON / ACCESSWIRE / February 25, 2021 / Edesa Biotech, Inc. (Nasdaq:EDSA), a clinical-stage biopharmaceutical company focused on inflammatory and immune-related diseases, today announced that, due to demand, the underwriter has agreed to increase the size of the previously announced public offering and purchase on a firm commitment basis 1,562,500 common shares of Edesa, at a price to the public of $6.40 per share, less underwriting discounts and commissions. The closing of the offering is expected to occur on or about March 2, 2021, subject to satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the sole book-running manager for the offering.

Edesa also has granted to the underwriter a 30-day option to purchase up to 234,375 additional common shares at the public offering price, less underwriting discounts and commissions.

The gross proceeds are expected to be $10.0 million, before deducting underwriting discounts and commissions and other offering expenses payable by Edesa. Edesa intends to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures and research and development expenses.

A shelf registration statement on Form S-3 (Registration No. 333-233567) was filed with the Securities and Exchange Commission ("SEC") and was declared effective on September 12, 2019. The offering is being made only by means of a prospectus supplement and accompanying base prospectus. A preliminary prospectus supplement and accompanying base prospectus relating to the offering was filed with the SEC and are available for free on the SEC's website located at http://www.sec.gov. Electronic copies of the preliminary prospectus supplement and accompanying base prospectus relating to the offering, and the final prospectus supplement and the accompanying prospectus relating to this offering when filed, may be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by telephone at (646) 975-6996, or by email to placements@hcwco.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying base prospectus forming a part of the effective registration statement.

About Edesa Biotech, Inc.

Edesa Biotech, Inc. (Nasdaq: EDSA) is a clinical-stage biopharmaceutical company focused on developing innovative treatments for inflammatory and immune-related diseases with clear unmet medical needs. The company's two lead product candidates, EB05 and EB01, are in later stage clinical studies. EB05 is a monoclonal antibody therapy that we are developing as a treatment for Acute Respiratory Distress Syndrome (ARDS). ARDS is a life-threatening form of respiratory failure, and the leading cause of death among COVID-19 patients. Edesa is also developing an sPLA2 inhibitor, designated as EB01, as a topical treatment for chronic allergic contact dermatitis (ACD), a common, potentially debilitating condition and occupational illness. EB01 employs a novel, non-steroidal mechanism of action and in two clinical studies has demonstrated statistically significant improvement of multiple symptoms in ACD patients. The company is based in Markham, Ontario, Canada, with a U.S. subsidiary located in Southern California. Sign up for news alerts.

Edesa Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate," "believe," "plan," "estimate," "expect," "intend," "may," "will," "would," "could," "should," "might," "potential," or "continue" and variations or similar expressions, including statements related to: the completion of the offering and the anticipated use of proceeds, upcoming milestones in the company's clinical studies, including enrollment milestones and interim readouts for its COVID-19 and dermatitis studies. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance. There can be no assurance that forward-looking statements will prove to be accurate, as all such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results or future events to differ materially from the forward-looking statements. Such risks include: the ability of Edesa to obtain regulatory approval for or successfully commercialize any of its product candidates, the risk that access to sufficient capital to fund Edesa's operations may not be available or may be available on terms that are not commercially favorable to Edesa, the risk that Edesa's product candidates may not be effective against the diseases tested in its clinical trials, the risk that Edesa fails to comply with the terms of license agreements with third parties and as a result loses the right to use key intellectual property in its business, Edesa's ability to protect its intellectual property, the timing and success of submission, acceptance and approval of regulatory filings, and the impacts of public health crises, such as COVID-19. Many of these factors that will determine actual results are beyond the company's ability to control or predict. For a discussion of further risks and uncertainties related to Edesa's business, please refer to Edesa's public company reports filed with the U.S. Securities and Exchange Commission and the British Columbia Securities Commission. All forward-looking statements are made as of the date hereof and are subject to change. Except as required by law, Edesa assumes no obligation to update such statements.

Contact

Gary Koppenjan
Edesa Biotech, Inc.
(805) 488-2800 ext. 150
investors@edesabiotech.com

SOURCE: Edesa Biotech

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